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                                                                    EXHIBIT 21.1

Subsidiaries of the Registrant


Price Holdings Corporation
PCCSub, Inc.
Price Communications Wireless, Inc.
Price Communications Cellular Holdings, Inc.
Price Communications Cellular Inc.